Exhibit 99.1

SONIC AUTOMOTIVE ANNOUNCES COMMENCEMENT OF EXCHANGE OFFER FOR ALL 5.0% CONVERTIBLE SENIOR NOTES DUE 2029

Charlotte, NC – June 25, 2012 – Sonic Automotive, Inc. (NYSE: SAH) today announced that it has commenced an exchange offer to purchase for cash and shares of its Class A common Stock all of its outstanding 5.0% Convertible Senior Notes due 2029 (CUSIP No. 83545GAQ5) (the “Notes”). The exchange offer (the “Offer”) is being made upon the terms and subject to the conditions set forth in the company’s Preliminary Prospectus, dated June 25, 2012, and the related Letter of Transmittal. The Offer will expire at 12:00 midnight, New York City time, at the end of Friday, July 27, 2012, unless it is extended or earlier terminated by the company (as may be extended by the company, the “Expiration Date”). As of the date hereof, there is $134,905,000 aggregate principal amount of Notes outstanding.

Upon the terms and subject to the conditions of the Offer, holders of Notes who validly tender and do not properly withdraw their Notes prior to 12:00 midnight, New York City time, at the end of the Expiration Date, will receive, for each $1,000 principal amount of Notes accepted for exchange, Offer Consideration with a value equal to (i) $495 plus (ii) the Average VWAP (as defined herein) multiplied by 60.5274 (the “Offer Consideration”). The Offer Consideration will be paid by (i) a fixed cash payment of $1,000 per $1,000 principal amount of Notes accepted for exchange in the Offer and (ii) a number of shares of our Class A common stock equal to the quotient of total value of the Offer Consideration less the fixed cash payment, divided by the Average VWAP. For the avoidance of doubt, the Offer Consideration per $1,000 principal amount of Notes will consist of:

(i)	$1,000 in cash, plus

(ii)	A number of shares of our Class A common stock equal to:

(Total value of Offer Consideration per $1,000 principal amount of Notes - $1,000) Average VWAP

Cash will be paid in lieu of fractional shares on the settlement date based upon the Average VWAP. In no event will the total value of the Offer Consideration paid in the Offer be less than $1,000 or more than $1,631, in each case, per $1,000 principal amount of Notes accepted for exchange in the Offer. In addition, holders will receive in respect of their Notes that are accepted for exchange accrued and unpaid interest on such Notes to, but excluding, the settlement date of the Offer. All amounts payable pursuant to the Offer will be rounded to the nearest cent.

The “Average VWAP” means the sum of the Daily VWAPs (as defined below) for each day of the Averaging Period (as defined below) divided by 10. The “Averaging Period” means the period of 10 consecutive trading days beginning on the ninth trading day preceding the Pricing Date and ending on the Pricing Date (as defined herein). The “Daily VWAP” for any trading day means the per share volume-weighted average price of our common stock on the NYSE, as displayed under the heading “Bloomberg VWAP” on Bloomberg page SAH <Equity> AQR (or its equivalent successor if such page is not available), in respect of the period from the scheduled open of trading until the scheduled close of trading of the primary trading session of the NYSE on such trading day (or if such volume-weighted average price is unavailable, the market value of one share of our Class A common stock on such trading day determined, using a volume-weighted average method, by a nationally recognized independent investment banking firm retained for this purpose by us). The Daily VWAP will be determined without regard to after hours trading or any other trading outside of the regular trading session trading hours.

The company will announce the final Offer Consideration no later than 4:30 p.m., New York City time, on Friday, July 27, 2012 (as such date may be extended, the “Pricing Date”), and details regarding the final Offer Consideration will also be available by that time at http://www.gbsc-usa.com/SAH and from the information agent. If the Offer Consideration will equal the maximum Offer Consideration of $1,631 per $1,000 principal amount of Notes, then the Offer will be automatically extended until 12:00 midnight, New York City time, at the end of the second trading day following the Pricing Date to permit holders of Notes to tender or withdraw their Notes during those days.

The terms and conditions of the Offer appear in the Prospectus and the Letter of Transmittal, both of which will be distributed to all holders of the Notes. The Offer is subject to a minimum tender condition and certain other conditions as more fully described in the Prospectus, including the issuance of new senior subordinated notes (the “New Notes”) of Sonic on or prior to the Expiration Date, subject to market conditions and on terms and conditions satisfactory to the company. Sonic expressly reserves the right to waive these conditions in whole or in part at any or at various times in its sole discretion.

None of the company, its management or board of directors, the dealer managers, the exchange agent or the information agent makes any recommendation to any holder of Notes as to whether to tender any Notes in the Offer. None of the company, its management or board of directors, the dealer managers, the exchange agent or the information agent has authorized any person to give any information or to make any representation in connection with the Offer other than the information and representations contained in the Prospectus or in the Letter of Transmittal.

Information on the Offer

J.P. Morgan Securities LLC, Merrill Lynch, Pierce, Fenner & Smith Incorporated and Wells Fargo Securities, LLC are serving as joint lead dealer managers in connection with the Offer. Global Bondholder Services Corporation is acting as the exchange agent and information agent for the Offer. Questions regarding the Offer should be directed to J.P. Morgan Securities LLC, at (800) 261-5767 (toll-free), Merrill Lynch, Pierce, Fenner & Smith Incorporated (888) 803-9655 (toll-free) or Wells Fargo Securities, LLC (800) 326 -5897 (toll-free). Requests for copies of the Prospectus and the Letter of Transmittal may be directed to Global Bondholder Services Corporation by phone at (212) 430-3774 (for banks and brokers) and (866) 857-2200 (for all other callers) or in writing at 65 Broadway, Suite 404, New York, New York 10006. This press release is for information purposes only and shall not constitute an offer to purchase, a solicitation of an offer to purchase, or an offer to sell or solicitation of an offer to sell any securities. The Offer may be made only pursuant to the terms and conditions of the Prospectus, the Letter of Transmittal and the other related Offer materials. The securities offered in the Offer may not be sold nor may offers to buy be accepted prior to the time the Registration Statement becomes effective. A Registration Statement on Form S-4, which includes the Prospectus and the Letter of Transmittal, relating to the Offer and the securities offered thereby has been filed with the Securities and Exchange Commission but has not yet become effective. Holders of the Notes are encouraged to read the Registration Statement, including the Prospectus, and the exhibits to those filings, including the Letter of Transmittal, carefully before making any decision with respect to the Offer because they contain important information. The Registration Statement, Prospectus, the Letter of Transmittal and other related Offer materials including the Schedule TO will be available free of charge at www.sec.gov.

About Sonic Automotive

Sonic Automotive, Inc., a Fortune 500 company based in Charlotte, N.C., is one of the nation’s largest automotive retailers. Sonic can be reached on the web at www.sonicautomotive.com.

Included herein are forward-looking statements, including statements pertaining to an exchange offer. There are many factors that affect management’s views about future events and trends of our business. These factors involve risk and uncertainties that could cause actual results or trends to differ materially from management’s view, including without limitation, economic conditions in the markets in which we operate, the rate and timing of the overall economic recovery or decline and the risk factors described in our Annual Report on Form 10-K for the year ended December 31, 2011 and subsequent filings with the Securities and Exchange Commission. We do not undertake any obligation to update forward-looking information.